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                                  EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 8, 2002

Dear Sir:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 7, 2002, of i2 Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP
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Arthur Andersen LLP



Copy to:
Mr. William M. Beecher
Chief Financial Officer
i2 Technologies, Inc.